Exhibit 99.1

Daxor Corporation Announces Closing of $4.0 Million Underwritten Public Offering

Oak Ridge, TN, May 25, 2023 (GLOBE NEWSWIRE) — DAXOR CORPORATION (Nasdaq: DXR) (“Daxor”, or the “Company”), the global leader in blood volume measurement technology, today announced the closing of its previously announced underwritten public offering of 410,260 shares of its common stock at a public offering price of $9.75 per share. Gross proceeds from the offering are approximately $4.0 million before deducting underwriting discounts, commissions, and estimated offering expenses.

Maxim Group LLC acted as the sole book-running manager and Joseph Gunnar & Co., LLC acted as co-manager for the offering.

Daxor intends to use the net proceeds from the offering for working capital and other general corporate purposes, including to develop our products, fund capital expenditures, make investments in or acquisitions of other businesses, solutions or technologies or repay a portion of our outstanding borrowings.

Daxor has granted the underwriters a 45-day option to purchase up to an additional 61,539 shares of common stock.

A shelf registration statement on Form N-2 (File Nos. 333-255212 and 811-22684) relating to the securities being offered was filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 13, 2021, and became effective on July 16, 2021. The shares may be offered only by means of a prospectus. A final prospectus supplement describing the terms of the public offering has been filed with the SEC and is available on the SEC’s website at www.sec.gov. Copies of the final prospectus supplement and accompanying prospectus relating to the public offering may also be obtained by contacting Maxim Group LLC, at 300 Park Avenue, 16th Floor, New York, NY 10022, Attention: Prospectus Department, or by telephone at (212) 895-3745 or by email at syndicate@maximgrp.com. Before you invest, you should read the preliminary prospectus supplement and accompanying prospectus, together with the information incorporated therein, for more complete information about Daxor and the offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Daxor:

Daxor Corporation (Nasdaq: DXR), is the global leader in blood volume measurement technology focused on blood volume testing innovation. We developed and market the BVA-100® (Blood Volume Analyzer), the first diagnostic blood test cleared by the FDA to provide safe, accurate, objective quantification of blood volume status and composition compared to patient-specific norms. Over 60,000+ tests have been performed at leading hospital centers across the U.S., enhancing hospital performance metrics in a broad range of surgical and medical conditions, including significantly reducing mortality and readmissions in heart failure and critical care. Daxor has several ongoing multicenter trials in the areas of COVID-19 and heart failure treatment with support from the NIH and is under contract developing analyzers to improve combat casualty care with the U.S. Department of Defense. Daxor’s mission is to advance healthcare by enabling optimal fluid management with blood volume analysis. Daxor’s vision is optimal blood volume for all. For more information, please visit our website at Daxor.com.

Forward-Looking Statements:

Certain statements in this release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this release, including, without limitation, those risk associated with our post-market clinical data collection activities, benefits of our products to patients, our expectations with respect to product development and commercialization efforts, our ability to increase market and physician acceptance of our products, potentially competitive product offerings, intellectual property protection, FDA regulatory actions, our ability to integrate acquired businesses, our expectations regarding anticipated synergies with and benefits from acquired businesses, and additional other risks and uncertainties described in our filings with the SEC. Forward-looking statements speak only as of the date when made. Daxor does not assume any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:

Bret Shapiro

Sr. Managing Partner, CORE IR

1-516-222-2560

brets@coreir.com